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                                                                    EXHIBIT 11.1

                          CODON PHARMACEUTICALS, INC.
                               EARNINGS PER SHARE
                    CALCULATION OF SHARES USED IN COMPUTING
                          PRO FORMA NET LOSS PER SHARE

                                                                                                   NINE MONTHS
                                                                                YEAR ENDED            ENDED
                                                                             DECEMBER 31, 1995  SEPTEMBER 30, 1996
                                                                             -----------------  ------------------
Common Stock...............................................................          928,271             968,754
Convertible Preferred Stock................................................          866,608           1,006,334
Treasury Stock effect of 157,514 options to acquire Common Stock granted in
  the last twelve months...................................................           61,370              61,370
                                                                             -----------------  ------------------
Shares used in computing pro forma net loss per share (unaudited)..........        1,856,249           2,036,458
                                                                             -----------------  ------------------
                                                                             -----------------  ------------------